Exhibit 99.1

COMPANY CONTACT

Jay Johnson

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY APPOINTS KATHLEEN WAYTON TO BOARD OF DIRECTORS

Senior Southwest Airlines Executive Brings Over Three Decades of Travel Experience

BETHESDA, Maryland, January 29, 2019 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has appointed Kathleen Wayton to the Board of Directors effective February 1, 2019.

“We are pleased to have Kathleen Wayton join the Board. She is a seasoned executive with over 30 years of experience in the travel industry,” stated Mark W. Brugger, President and Chief Executive Officer of the Company.

Ms. Wayton currently serves as Senior Vice President and Chief Information Officer of Southwest Airlines. She is responsible for leading all of the airline’s technology efforts to support strategic capabilities.  Her prior roles at Southwest Airlines include Vice President of Business Transformation, Corporate Delivery and Technology as well as Vice President of Strategic Planning and Implementation. In that latter role, she led development of Southwest Airlines’ 2010-2015 Strategic Plan, which outlined major expansion & transformation initiatives.  Realization of those initiatives made Southwest Airlines the largest U.S. passenger airline, as measured by passengers carried, and contributed to a 5 times stock price appreciation.  Prior to joining Southwest Airlines in 2004, Ms. Wayton held roles at American Airlines and Capital One Auto Finance.

Russell Reynolds Advisors served as advisor to the Company in conducting a nationwide search.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families such as Hilton and Marriott as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.